EXHIBIT 99.1

NEWS ANNOUNCEMENT

Conference call:	Today - Friday, November 9, 2012 at 10:00 AM ET
Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available on the Internet for 30 days.
Dial-in number:	(800) 381-7839 (no pass code required)

Ballantyne Reports 2012 Q3 Net Revenues of $39.3M

OMAHA, Nebraska (November 9, 2012) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment, today reported financial results for the third quarter ended September 30, 2012.

Commenting on the Company’s operating results, President and CEO Gary L. Cavey stated,

“Net revenues for the third quarter came in at $39.3 million, down 38% from a year ago when Ballantyne achieved an all-time record as a result of a significant digital cinema deployment.  The diluted loss per share of $0.02 compared to net earnings of $0.33 per share in the record-setting Q3 ’11.

“Third quarter results reflect the recent industry pricing pressure related to the advanced stage of the domestic digital system rollout, putting pressure on margins for equipment resellers.  We are actively focused on expanding into complementary opportunities that build upon our competencies.  Ballantyne’s reputation as a customer-focused service provider with an 80-year track record of success is evidence of the Company’s ability to transition to new markets and technologies.  Our strong balance sheet and strategic focus positions us for future growth.

“Ballantyne’s year-over-year comparisons reflect the record revenue and bottom-line net income numbers generated in last year’s third quarter when our cinema services group successfully completed the Marcus Theatres digital rollout of more than 550 projection systems in an unprecedented 45-day period.

“We remain focused on further leveraging our strong industry position, technological expertise and customer service orientation as we transition Ballantyne from its recent successes in the cinema industry’s widespread adoption of the digital platform.  Our mid-term goal is to achieve sustainable and more predictable performance derived from a larger recurring revenue base in areas such as service.  We are optimistic that with the stability of the Company’s healthy balance sheet, including $36.8 million in cash and no long-term debt, and our continued emphasis on achieving operational efficiency, Ballantyne remains well positioned to generate continued success over the next phase of our corporate evolution.”

Third Quarter Highlights
•	Strong Lighting has been awarded the prestigious World Trade Center lighting contract to produce the world’s first high-powered LED beacon light.
•	The state-of-the-art Network Operations Center (NOC) continues to achieve substantial growth, delivering a 250% increase from the year ago period.
•	Ballantyne captured one of the largest digital equipment sales in Latin America.

Third Quarter Results
Ballantyne Strong’s total net revenues decreased 38% to $39.3 million versus $63.4 million for Q3 ’11.  The decrease was largely due to the challenging comparison to the record-setting prior-year period.

Digital cinema products accounted for $30.6 million of the Company’s total sales during the period compared to $54.0 million in the year ago quarter.  As mentioned above, the decrease was largely due to the challenging comparison to the prior-year period although the decline was more pronounced as the Virtual Print Free (VPF) providers extended their installation deadlines, some as far out as April of next year, as long as an exhibitor is signed up for a given program.  BTN continues to leverage its worldwide relationships with exhibitors and has captured a digital deployment contract from one of the largest cinema chains in Latin America, with delivery scheduled for Q4 and early 2013.  In addition, a focused sales effort on the remaining U.S. projector market has also contributed to steady sales from the smaller to mid-sized exhibitors.

Cinema service revenue of $4.3 million declined 7.4% as compared to $4.6 million in Q3 ’11.  The decrease was due to the substantial installation revenue recognized the prior year, which was partially offset with growth in the service and Network Operations Center (NOC) 24/7 monitoring businesses.  Sales growth in service and NOC monitoring, when compared to the year-ago quarter, increased approximately 25% and 250%, respectively.

The Company’s cinema screen business generated sales of $3.0 million during the quarter, 24% higher than the year-ago level, reflecting a significant increase in large format screen sales as well as continued international screen sales growth.

The specialty lighting business generated quarterly sales of $0.8 million, up from $0.7 million a year ago.  The slight increase was a result of ongoing efforts to support and grow this business with an array of LED-focused products.  We were recently awarded the World Trade Center lighting contract to produce the world’s first high-powered LED beacon light based on its proprietary LED Solutions technology.  The Company also secured a contract to provide the architectural lighting for the antenna of the World Trade Center.

Gross profit was $3.7 million, down 63% from $10.1 million a year ago.  The reduced volume, as discussed previously, impacted gross profit by $3.9 million with the remaining $2.5 million shortfall associated with competitive pressures within the digital equipment market, lower margin sales on international business and reduced leverage on fixed costs due to the lower Q3 sales volume.

SG&A expenses were relatively flat at $3.7 million versus $3.5 million in the prior-year period.  The Company continues to exercise expense discipline to ensure spending is allocated in-line with business trends and the ongoing transformation of its business, including the expansion of its global products and services re-focus, as announced in early 2012.

The Company reported a net loss for the quarter of $0.3 million, or $0.02 per diluted share, compared to net income of $4.7 million, or $0.33 per diluted share  in Q3 ’12.

Nine-Month Results
Net revenues for the nine months ended September 30, 2012 decreased approximately 2% to $130.0 million, compared to the first nine months of 2011, leading to a gross profit of $16.4 million, or 13% of net revenues, compared to gross profit of $22.9 million, or 17.2% of net revenues in the comparable prior-year period.  Net earnings were $4.0 million, or $0.28 per diluted share, compared to net earnings of $8.7 million, or $0.60 per diluted share in the first nine months of 2011.

Balance Sheet and Cash Flow Update
Ballantyne’s cash and cash equivalents balance at quarter-end was $36.8 million, up from $35.9 million at the end of Q2 ’12.

About Ballantyne Strong, Inc. (www.strong-world.com)
Ballantyne Strong is a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:
Mary A. Carstens	Robert Rinderman, Norberto Aja
Chief Financial Officer	JCIR
(402) 453-4444	(212) 835-8500 or btn@jcir.com

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues	$39,260	$63,437	$129,987	$132,906
Cost of revenues	35,539	53,387	113,569	110,019
Gross profit	3,721	10,050	16,418	22,887
Selling and administrative expenses:
Selling	1,349	933	3,381	2,924
Administrative	2,345	2,543	8,572	7,473
Total selling and administrative expenses	3,694	3,476	11,952	7,473
Gain (loss) on the sale/disposal/transfer of assets	(17)	13	1,361	36
Income from operations	10	6,587	5,827	12,526
Net interest expense	(8)	(12)	(30)	(38)
Equity in income (loss) of joint venture	(65)	207	1	(121)
Other income (expense), net	(205)	127	208	48
Income before income taxes	(268)	6,909	6,006	12,415
Income tax expense	--	(2,170)	(2,024)	(3,683)
Net earnings	$(268)	$4,739	$3,982	$8,732
Basic earnings per share	$(0.02)	$0.33	$0.28	$0.61
Diluted earnings per share	$(0.02)	$0.33	$0.28	$0.60

Weighted average shares outstanding:
Basic	13,959	14,462	14,055	14,404
Diluted	13,959	14,488	14,136	14,483

Ballantyne Strong, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
September 30, 2012 and December 31, 2011
(In thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,763	$39,889
Accounts receivable (net of allowance)	26,091	30,579
Unbilled revenue	272	2,586
Inventories, net	14,254	14,920
Other current assets	6,380	8,446
Total current assets	83,760	96,420
Investment in joint venture	--	1,849
Property, plant and equipment (net of accumulated depreciation)	10,586	9,419
Property held for sale	—	1,810
Note receivable	2,217	2,062
Other non-current assets	2,311	1,896
Total assets	$98,874	$113,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,963	$31,924
Other accrued expenses	4,249	4,820
Customer deposits/deferred revenue	4,697	5,037
Income tax payable	--	4,135
Total current liabilities	28,909	45,916
Deferred revenue	3,202	3,569
Other non-current liabilities	1,286	748
Total liabilities	33,397	50,233

Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,779 and 16,667 shares at September 30, 2012 and December 31, 2011, respectively; 14,048 and 14,512 shares outstanding at September 30, 2012 and December 31, 2011, respectively	167	167
Additional paid-in capital	37,658	37,234
Accumulated other comprehensive income:
Foreign currency translation	435	(137)
Minimum pension liability	81	81
Retained earnings	45,375	41,361
	83,716	78,706
Less 2,713 and 2,155 of common shares in treasury, at cost at June 30, 2012 and December 31, 2011, respectively	(18,239)	(15,483)
Total stockholders’ equity	65,477	63,223
Total liabilities and stockholders’ equity	$98,874	$113,456

Ballantyne Strong, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2012 and 2011
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011

Net cash (used in) operating activities	$(5,346)	$(183)

Cash flows from investing activities:
Return of investment from Joint Venture	1,849	—
Excess distribution of investment from Joint Venture	659	—

Capital expenditures	(1,095)	(2,436)
Proceeds from sale of assets	3,332	47
Net cash provided by (used in) investing activities	4,745	(2,389)

Cash flows from financing activities:

Purchase of treasury stock	(2,756)	—
Proceeds from exercise of stock options	—	177
Excess tax benefits from share-based compensation	—	301
Proceeds from employee stock purchase plan	—	164
Net cash (used in) provided by financing activities	(2,756)	642
Effect of exchange rate changes on cash and cash equivalents	231	(373)
Net (decrease) increase in cash and cash equivalents	(3,126)	194
Cash and cash equivalents at beginning of period	39,889	22,250
Cash and cash equivalents at end of period	$36,763	$22,444

# # #